Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (the "Amendment") is made and entered into as of November 27, 2013, by and between 4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company ("Landlord") and INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated October 25, 2011, which lease has been previously amended by First Amendment dated March 18, 2013 (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 12,699 rentable square feet (the “Original Premises”) described as Suite Nos. 950 and 960 on the 9th floor of the building located at 4350 La Jolla Village Drive, San Diego, California (the "Building").

B.	Tenant has requested that additional space containing approximately 3,069 rentable square feet described as Suite No. 370 on the 3rd floor of the Building shown on Exhibit A hereto (the “Suite 370 Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

A.	Effective as of January 1, 2014 (the “Suite 370 Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 12,699 rentable square feet to 15,768 rentable square feet by the addition of the Suite 370 Expansion Space, and from and after the Suite 370 Expansion Effective Date, the Original Premises and the Suite 370 Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Suite 370 Expansion Space shall commence on the Suite 370 Expansion Effective Date and end on the Extended Expiration Date (i.e., December 31, 2015). The Suite 370 Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that, in respect of the Suite 370 Expansion Space, Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Suite 370 Expansion Space.

B.	The Suite 370 Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite 370 Expansion Space for any reason, including but not limited to, holding over by prior occupants, and Tenant shall not be liable for any rent for the Suite 370 Expansion Space and any other obligations with respect to the Suite 370 Expansion Space until the Landlord delivers possession thereof and the Suite 370 Expansion Space is in fact ready for occupancy. Any such delay in the Suite 370 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom.

II.	Basic Rent. In addition to Tenant’s obligation to pay Basic Rent for the Original Premises, Tenant shall pay Landlord Basic Rent for the Suite 370 Expansion Space as follows:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
1/1/14-12/31/14	$3.25	$9,974.00
1/1/15-12/31/15	$3.40	$10,435.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Building Costs and Property Taxes. Tenant shall be obligated to pay Tenant’s Share (i.e., 1.59%) of Building Costs and Property Taxes accruing in connection with the Suite 370 Expansion Space in accordance with the terms of the Lease through the Extended Expiration Date; provided, however, the Base Year for calculation of Tenant’s Share of Building Costs and Property Taxes in connection with the Suite 370 Expansion Space shall be July 1, 2013, through June 30, 2014. Notwithstanding, Tenant shall not be responsible for any operating expenses for the Suite 370 Expansion Space for the initial twelve (12) month period commencing on the Suite 370 Expansion Effective Date.

IV.	Additional Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $11,478.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease. Accordingly, the Security Deposit is increased from $59,933.00 to $71,411.00.

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V.	Improvements to Suite 370 Expansion Space.

A.	Condition of Suite 370 Expansion Space. Tenant has inspected the Suite 370 Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Landlord agrees that the condition of the Suite 370 Expansion Space shall be the same as of the date of this Amendment.

B.	Alterations. Any construction, alterations or improvements to the Suite 370 Expansion Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 7.3 of the Lease.

VI.	Parking. Notwithstanding any contrary provision in Exhibit C to the Lease, “Parking,” effective as of the Suite 370 Expansion Effective Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, an additional 11 unreserved parking passes at the rate of $50.00 per pass, per month through the Extended Expiration Date. Thereafter, the parking charge shall be at Landlord’s scheduled parking rates from time to time.

VII.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (“OFAC”). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

VIII.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment, together with the Lease, embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant, in respect of the Suite 370 Expansion Space, be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.	Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

G.	Tenant’s Broker. Landlord agrees to pay a brokerage commission to Tenant’s Broker in accordance with the terms of the separate commission agreement between Landlord and Tenant’s Broker.

H.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

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I.	Nondisclosure of Terms. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord; provided, however, that Tenant may disclose the terms of this Amendment to prospective subtenants or assignees under the Lease; and provided, further, that Tenant may disclose the terms of this Amendment pursuant to any legal requirement, including the Tenant’s obligations under the rules and regulations of the Securities and Exchange Commission.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company		INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ Mark Pruzanski
	Steven M. Case	Printed Name: Mark Pruzanski
	Executive Vice President	Title:	President & CEO
Office Properties

By:	/s/ Douglas G. Holte	By:	/s/ Barbara Duncan
	Douglas G. Holte	Printed Name: Barbara Duncan
	Division President	Title:	CFO
Office Properties

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